As filed with the Securities and Exchange Commission on August 10, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-249852

Form S-8 Registration Statement No. 333-254805

Form S-8 Registration Statement No. 333-262823

Form S-8 Registration Statement No. 333-270380

Form S-8 Registration Statement No. 333-277792

Form S-8 Registration Statement No. 333-285920

Form S-8 Registration Statement No. 333-292564

Form S-8 Registration Statement No. 333-294492

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Damora Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	37-1957007
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

221 Crescent Street

Building 23, Suite 105

Waltham, MA 02453

(Address of Principal Executive Offices, Zip Code)

Damora Therapeutics, Inc. 2026 Equity Incentive Plan

Damora Therapeutics, Inc. 2026 Employee Stock Purchase Plan

Damora Therapeutics, Inc. 2025 Equity Incentive Plan

Damora Therapeutics, Inc. 2022 Inducement Plan

Damora Therapeutics, Inc. 2020 Equity Incentive Plan

Damora Therapeutics, Inc. 2020 Stock Option and Grant Plan

(Full title of the plans)

Walkers (Cayman) LLP

190 Elgin Avenue

George Town, Grand Cayman

KY1-9008, Cayman Islands

+1 (345) 949-0100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Gina Hancock

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue, Suite 2100

Dallas, Texas 75201

(214) 698-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment” or this “Registration Statement”) is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by Damora Therapeutics, Inc., a Cayman Islands exempted company (“Damora Cayman”), as the successor to Damora Therapeutics, Inc. (formerly known as Galecto, Inc.), a corporation formed under the laws of the State of Delaware (“Damora Delaware”). On July 16, 2026, Damora Delaware changed its jurisdiction of incorporation from the State of Delaware to the Cayman Islands, as described further below (the “Redomestication”).

This Amendment pertains to the adoption by the Registrant of the following Registration Statements on Form S-8 previously filed by Damora Delaware with the Securities and Exchange Commission (the “SEC”), each of which became effective upon filing (collectively, the “Registration Statements”): (i) November 4, 2020 (Registration No. 333-249852), (ii) March 29, 2021 (Registration No. 333-254805), (iii) February 17, 2022 (Registration No.  333-262823), (iv) March 9, 2023 (Registration No.  333-270380), (v) March 8, 2024 (Registration No.  333-277792), (vi) March 19, 2025 (Registration No.  333-285920), (vii) January 2, 2026 (Registration No.  333-292564), and (viii) March 20, 2026 (Registration No.  333-294492). Damora Cayman expressly adopts the Registration Statements, as modified by this Amendment, as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For the purposes of this Amendment and the Registration Statements, references to the “Company”, the “Registrant”, “we”, “our”, “us” and similar terms mean, as of any time prior to the Redomestication, Damora Delaware and, as of any time after the Redomestication, Damora Cayman. The information contained in this Amendment sets forth additional information to reflect the Redomestication. All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective date of the Redomestication will not reflect the change in our jurisdiction of incorporation or capital structure.

The Redomestication was effected in the manner described in the section titled “Proposal No. 3 – Approval of the Redomestication of the Company” in the Company’s definitive proxy statement filed with the SEC on December 31, 2025 (the “Proxy Statement”). In the Redomestication, Damora Delaware discontinued its existence as a corporation under Section 266 of the Delaware General Corporation Law (the “DGCL”) and, pursuant to Part 12 of the Companies Act, as amended, of the Cayman Islands (the “Companies Act”), continued its existence as a Cayman Islands exempted company limited by shares. The business, assets and liabilities of the Company, as well as its principal place of business and fiscal year, were the same immediately after the Redomestication as they were immediately prior to the Redomestication. In addition, the directors and executive officers of the Company immediately after the Redomestication were the same individuals who were directors and executive officers, respectively, of Damora Delaware immediately prior to the Redomestication.

As a result of and upon the effective time of the Redomestication, among other things, (i) each share of common stock, par value $0.00001 per share, of Damora Delaware (the “Damora Delaware Common Stock”) issued and outstanding immediately prior to the Redomestication converted, on a one-for-one basis, into a duly authorized, validly issued, fully paid and nonassessable ordinary share, par value $0.00001 per share, of Damora Cayman (a “Damora Cayman Ordinary Share”), (ii) each share of Series A Non-Voting Convertible Preferred Stock, par value $0.00001 per share, of Damora Delaware issued and outstanding immediately prior to the Redomestication converted, on a one-for-one basis, into a duly authorized, validly issued, fully paid and nonassessable Series A Non-Voting Convertible Preferred Share, par value $0.00001 per share, of Damora Cayman, (iii) each share of Series B Non-Voting Convertible Preferred Stock, par value $0.00001 per share, of Damora Delaware issued and outstanding immediately prior to the Redomestication converted, on a one-for-one basis, into a duly authorized, validly issued, fully paid and nonassessable Series B Non-Voting Convertible Preferred Share, par value $0.00001 per share, of Damora Cayman, (iv) each share of Series C Non-Voting Convertible Preferred Stock, par value $0.00001 per share, of Damora Delaware issued and outstanding immediately prior to the Redomestication converted, on a one-for-one basis, into a duly authorized, validly issued, fully paid and nonassessable Series C Non-Voting Convertible Preferred Share, par value $0.00001 per share, of Damora Cayman, (v) each option to purchase Damora Delaware Common Stock issued and outstanding immediately prior to the Redomestication converted, on a one-for-one basis, into a duly authorized and validly issued option to purchase Damora Cayman Ordinary Shares, (vi) each restricted stock unit of Damora Delaware issued and outstanding immediately prior to the Redomestication converted, on a one-for-one basis, into a duly authorized and validly issued restricted stock unit of Damora Cayman, and (vii) each warrant to purchase shares of Damora Delaware Common Stock issued and outstanding immediately prior to the Redomestication converted, on a one-for-one basis, into a duly authorized and validly issued warrant to purchase Damora Cayman Ordinary Shares. The Registrant has also amended and restated the (A) Damora Therapeutics, Inc. 2020 Stock Option and Grant Plan (f/k/a Galecto, Inc. 2020 Stock Option and Grant Plan) (the “2020 Stock Option Plan”), (B) Damora Therapeutics, Inc. 2020 Equity Incentive Plan (f/k/a Galecto, Inc. 2020 Equity Incentive Plan) (the “2020 Plan”), (C) Damora Therapeutics, Inc.

2022 Inducement Plan (f/k/a Galecto, Inc. 2022 Inducement Plan) (the “2022 Inducement Plan”), (D) Damora Therapeutics, Inc. 2025 Equity Incentive Plan (the “2025 Plan”), (E) Damora Therapeutics, Inc. 2026 Equity Incentive Plan (the “2026 Plan”), and (F) Damora Therapeutics, Inc. 2026 Employee Stock Purchase Plan, as necessary to reflect the Redomestication and provide for the issuance of Damora Cayman Ordinary Shares rather than Damora Delaware Common Stock thereunder.

The rights of holders of Damora Cayman Ordinary Shares are now governed by Damora Cayman’s memorandum and articles of association (the “Cayman Articles”) and Cayman Islands law, which are described in the section of the Proxy Statement titled “Proposal No. 3 – Approval of the Redomestication of the Company”.

The registration fees were paid at the time of filing of the Registration Statements. Because no additional securities are being registered, no further registration fee is required.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents, which have previously been filed by the Registrant with the SEC pursuant to the Exchange Act, are incorporated by reference into this Registration Statement and shall be deemed to be a part hereof:

(a)

the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March  19, 2026, including certain information incorporated by reference therein from our Definitive Proxy Statement on Schedule 14A for the Registrant’s 2026 annual meeting of shareholders filed with the SEC on April 29, 2026;

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, filed with the SEC on May 12, 2026 and August 10, 2026;

(c)

the Registrant’s Current Reports on Form 8-K filed with the SEC on January  6, 2026, February  10, 2026, February  11, 2026, March  10, 2026, March  23, 2026, April  20, 2026, May  4, 2026, June  17, 2026 and July 20, 2026.

(d)

the description of the Registrant’s ordinary shares contained in Item 1 of the Registrant’s Registration Statement on Form 8-A, as amended by Amendment No. 1 filed with the SEC on August 10, 2026, including any amendment or report filed with the SEC for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

In most cases, under Cayman Islands law, the Company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) the Company’s directors or officers usually may not be brought by a shareholder. In principle, a shareholder does not have a direct right of action against directors of the Company. However, based on Cayman Islands authorities and English authorities (which will be of persuasive authority in the Cayman Islands), there are exceptions to the foregoing principle such that a shareholder may be entitled to bring a derivative action on behalf of the Company, but only in limited circumstances, including but not limited to: the Company acts or proposes to act illegally or ultra vires; the act complained of (although not ultra vires) could be affected if duly authorized by a special resolution that has not been obtained; and those who control the Company are perpetuating a “fraud on the minority”. A shareholder may have a direct right of action against the Company where the individual rights of that shareholder have been or will be infringed. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions.

Cayman Islands law does not specifically restrict a Cayman Islands exempted company from exculpating its directors or officers from liability for negligence or a breach of duty, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to limit liability against willful default, willful neglect, actual fraud or the consequences of committing a crime. The Cayman Articles provide for indemnification for every director and officer of Damora Cayman.

Cayman Islands law does not restrict the authority of a Cayman Islands exempted company to advance expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding, but there is no statutory provision expressly requiring or governing advancement of expenses. Instead, the ability to advance expenses is typically addressed in a Cayman Islands exempted company’s articles of association. The Cayman Articles provide for expense advancement provisions for indemnified persons.

Damora Cayman has entered into indemnification agreements with each of its directors and executive officers that obligate us to indemnify, hold harmless, exonerate, and to advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was an officer or director of Damora Cayman or its subsidiaries.

The Cayman Articles also provide that Damora Cayman may maintain insurance to protect a director or an officer against liability. Damora Cayman has obtained insurance that covers certain liabilities of its directors and officers.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, the Cayman Articles, any agreement, any vote of shareholders or disinterested directors or otherwise.

Damora Cayman’s indemnification obligations may discourage shareholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against Damora Cayman’s officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent Damora Cayman pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The 2020 Stock Option Plan, 2020 Plan, and 2022 Inducement Plan provide that neither the Registrant’s board of directors nor the administrator of such plans, nor any member or delegate thereof, will be liable for any act, omission, interpretation, construction or determination made in good faith in connection with such plans, and the members of the Registrant’s board of directors and the administrator of such plans (and any delegate thereof) will be entitled to indemnification and reimbursement by the Registrant in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Registrant’s memorandum and articles of association or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Registrant.

The 2026 Plan provides that no member of the compensation committee (or other committee acting as administrator of the 2026 Plan) shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of such committee nor for any mistake of judgment made in good faith, and the Registrant shall indemnify and hold harmless each member of the committee and each other employee, officer or director of the Registrant to whom any duty or power relating to the administration or interpretation of the 2026 Plan may be allocated or delegated, against any cost or expense or liability arising out of any act or omission to act in connection with the 2026 Plan, unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the board of directors of the Registrant shall be required for the payment of any amount in settlement of a claim against any such person.

The 2025 Plan provides that no director or person acting pursuant to the authority delegated by the board of directors of the Registrant shall be liable for any action or determination relating to or under the 2025 Plan made in good faith.

Item	8. Exhibits.

Exhibit Number	Exhibit Description

4.1	Cayman Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K (File No. 001-39655) filed with the SEC on July 20, 2026).

4.2*	Damora Therapeutics, Inc. 2026 Equity Incentive Plan.

4.3*	Damora Therapeutics, Inc. 2026 Employee Stock Purchase Plan.

4.4*	Damora Therapeutics, Inc. 2025 Equity Incentive Plan.

4.5*	Damora Therapeutics, Inc. 2022 Inducement Plan (f/k/a Galecto, Inc. 2022 Inducement Plan).

4.6*	Damora Therapeutics, Inc. 2020 Stock Option and Grant Plan (f/k/a Galecto, Inc. 2020 Stock Option and Grant Plan).

4.7*	Damora Therapeutics, Inc. 2020 Equity Incentive Plan (f/k/a Galecto, Inc. 2020 Equity Incentive Plan).

5.1*	Opinion of Walkers (Cayman) LLP.

23.1*	Consent of EY Godkendt Revisionspartnerselskab, independent registered public accounting firm.

23.2*	Consent of Walkers Cayman LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to the registration statement).

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statements:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statements (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statements. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statements;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statements.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statements shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Waltham, Massachusetts, on August 10, 2026.

Damora Therapeutics, Inc.

By:	/s/ Jennifer Jarrett
Jennifer Jarrett
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Jennifer Jarrett and Brian Burkavage, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ Jennifer Jarrett Jennifer Jarrett	President, Chief Executive Officer and Director (Principal Executive Officer)	August 10, 2026

/s/ Brian Burkavage Brian Burkavage	Senior Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)	August 10, 2026

/s/ Peter Harwin Peter Harwin	Chairman of the Board	August 10, 2026

/s/ Julianne Bruno Julianne Bruno	Director	August 10, 2026

/s/ Christopher Cain, Ph.D. Christopher Cain, Ph.D.	Director	August 10, 2026

/s/ Michael Landsittel Michael Landsittel	Director	August 10, 2026

/s/ Cameron Turtle, D.Phil. Cameron Turtle, D.Phil.	Director	August 10, 2026

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of Damora Therapeutics, Inc., in Waltham, Massachusetts, on August 10, 2026.

Damora Therapeutics, Inc.

By:	/s/ Brian Burkavage
Brian Burkavage
Senior Vice President, Finance